FOR IMMEDIATE RELEASE

                                CONTACT:      Brenda Abuaf
                                              Director of Shareholder Services
                                              Aegis Realty, Inc.
                                              (800) 831-4826

        AEGIS REALTY, INC. ARRANGES A $40 MILLION LINE OF CREDIT
        WITH BANKBOSTON, N.A.

        New York, New York November 17, 1997 -- Aegis Realty, Inc. ("Aegis"), a publicly traded diversified real estate investment trust, (AMEX:AER) has been approved for a $40 million senior revolving credit facility from BankBoston N.A. The facility's interest rate is expected to float 0.5% under BankBoston's base rate but also may be fixed in 30-, 60-, 90- and 180-day periods at 1.625% over the indicated Euro-contract rate. Leverage will not exceed 50% of Aegis' Total Market Value as of the date incurred.

        The credit facility will be used to finance acquisitions of retail and multifamily properties, with a strong focus on neighborhood shopping centers.

        Aegis' current diversified portfolio includes direct or indirect interests in 14 neighborhood shopping centers, two garden apartment complexes and three participating Federal Housing Administration (FHA) co-insured mortgage loans. The portfolio has a net asset value of approximately $121,000,000.

        "With the additional capital from the BankBoston facility, Aegis intends to aggressively grow its portfolio through the acquisition of existing properties," said J. Michael Fried, Chairman of the Board of Directors and Chief Executive Officer of Aegis. "In the future, Aegis intends to increase the size of the BankBoston credit facility to keep pace with the company's aggressive acquisition program."

        "This facility from BankBoston will provide us with the resources necessary to implement our business plan to actively acquire retail and multifamily properties," said Stuart J. Boesky, President and Chief Operating Officer of Aegis. "Aegis will now be in a position to grow substantially over the next year. With the facility in place, we plan on targeting properties that will give us a yield that exceeds our cost of funds, which in turn will augment Aegis' earnings."

        Aegis and BankBoston intend to close the Facility in December although no assurance can be given regarding the exact timing of such events.

        Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and to other factors which may cause the actual results, performance or achievements of the Aegis to be materially different from any future results, performances, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release Aegis expressly disclaims any

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obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Aegis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.